Exhibit 99.1

QR Energy Announces Fourth Quarter 2013 Results, Year-End Proved

Reserve Increase of 10%, and Provides First Quarter and Full-Year

2014 Outlook

HOUSTON, TX—(Marketwired – March 3, 2014) – QR Energy, LP (“QRE” or “QR Energy”) (NYSE: QRE) announced today its operating and financial results for the fourth quarter of 2013 and provided first quarter 2014 and full-year guidance.

Highlights for the Fourth Quarter 2013

•	Revenue was $119.3 million and Adjusted EBITDA was $72.0 million for the fourth quarter of 2013

•	Average production of 18,522 Boe per day, comprised of approximately 73% crude oil and natural gas liquids, in-line with stated guidance of 18,500 to 18,900 Boe per day, and up 3% from the third quarter of 2013, despite weather related impact in the Permian Basin of 150 barrels of oil equivalent per day

•	Distributable Cash Flow was $37.4 million, an approximate 7% increase over the third quarter of 2013, resulting primarily from improved cash operating margins, increased production volumes and realized hedging gains

•	Distribution Coverage Ratio of 1.2x

•	Increased proved reserves at December 31, 2013 to 109.1 Mmboe, up 10% year-over-year, comprised of 85% Proved Developed and 77% crude oil and natural gas liquids

•	On track to close approximately $70 million of bolt-on acquisitions in the East Texas area, contiguous to existing wells and leases

•	Converted to a monthly distribution policy, in response to investor preferences, providing unitholders a steadier stream of cash flow

Note: Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are non-GAAP measures. Please see the definitions of these measures and the reconciliation to the most comparable measures calculated in accordance with GAAP in the “Non-GAAP Reconciliation” section of this press release.

Chief Executive Officer Alan L. Smith commented, “We are very pleased with our fourth quarter operational results. The infill drilling and workover programs completed during the year were the key drivers of our strong production performance and through our bolt-on acquisitions and intense operational focus we continued to improve cash margins which led to a 7% increase in quarterly distributable cash flow. Additionally, we are pleased to announce year-end proved reserves increased 10%, year-over-year, led by additions from the East Texas Oil Field acquisition and positive performance revisions in the Jay Field. In 2014, we plan to build upon our 2013 success of optimizing capital allocation and maximizing operating margins from the existing asset base while actively pursuing accretive acquisitions.”

Results for the Fourth Quarter 2013

•	Realized prices excluding commodity derivatives were $94.57 per barrel of oil, $3.59 per Mcf of natural gas and $40.50 per barrel of NGLs; Realized prices including commodity derivatives were $95.46 per barrel of oil and $6.29 per Mcf of natural gas

•	Oil and natural gas production was 81% hedged with average prices of $98.51 per barrel of oil and $6.08 per mmbtu of natural gas; NGLs are not currently hedged

•	Lease operating expenses were $21.70 per Boe and in-line with stated guidance of $20.50 and $22.50 per Boe

•	Cash general and administrative expenses were $8.7 million, below the stated guidance range of $9.0—$10.0 million

•	Total capital expenditures were $22.4 million

Reserves

As of December 31, 2013, total estimated proved reserves were 109.1 Mmboe, a 10% increase over the previous year, and consisted of 73.0 Mmbbls of oil, 10.8 Mmbbls of natural gas liquids and 151.7 Bcf of natural gas. Estimated proved reserves were 85% proved developed and 77% crude oil and natural gas liquids.

The Standardized Measure of estimated proved reserves was $2.0 billion, a 27% year-over-year increase, from December 31, 2012. Proved reserve estimates were prepared by Netherland, Sewell & Associates, Inc., QR Energy’s independent petroleum engineering firm, in accordance with reserve reporting guidelines mandated by the Securities and Exchange Commission.

Estimated proved reserves at year end 2013 were calculated using the unweighted arithmetic average first-day-of-the-month closing price for each month of 2013. By product, the adjusted spot price used was $96.91 per Bbl of crude oil and $3.67 per Mcf of natural gas.

Estimated proved reserves at December 31, 2013:	Oil	Natural Gas	NGL	Total
	MBbl	MMcf	MBbl	MBoe
Proved developed	61,491	130,201	9,505	92,696
Proved undeveloped	11,524	21,540	1,271	16,385

Total proved reserves	73,015	151,741	10,776	109,081

Note: Numbers may not add due to rounding.

East Texas Bolt-On Transactions

Since August 2013, QR Energy has closed, or has signed agreements to close, approximately $70 million of bolt-on acquisitions in the East Texas area. During the fourth quarter 2013, QR Energy closed transactions totaling $23 million in the East Texas Oil Field (“ETOF”). An additional $47 million in acquisitions is expected in the first quarter of 2014 and these acquisitions are located in the ETOF and around existing QR Energy assets in East Texas. As with previous acquisitions in this area, the assets consist of lower production declines with significant low-risk development opportunities. As the second largest operator by production in the ETOF, QR Energy has become a natural acquirer of assets for operators looking to divest their positions. QR Energy has financed the transactions with cash on hand and borrowings under its bank credit facility.

Monthly Cash Distribution

As previously announced, the Board of Directors of QR Energy’s general partner approved converting its quarterly distribution policy to a monthly distribution policy beginning January 2014. The new policy was in response to investor preference and is designed to provide unitholders a steadier stream of cash flow.

On March 14, 2014, QR Energy will pay its third and final cash distribution attributable to the fourth quarter of 2013 of $0.1625 per unit for all outstanding common units. This represents an annualized distribution of $1.95 per common unit. Monthly installments for the first quarter of 2014 will begin in April 2014.

Guidance

The guidance set forth below is subject to all cautionary statements and limitations described below and under the “Forward-Looking Statements” section of this press release. In addition, estimates for QR Energy’s future production volumes are based on, among other things, assumptions of capital expenditure levels and the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and natural gas are extremely complex and are subject to disruption due to transportation and processing availability, mechanical failure, human error, weather and numerous other factors. Estimates are based on certain other assumptions, such as well performance, which may vary significantly from QR Energy’s assumptions. Operating costs, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of properties and the amount of maintenance required. Operating costs, including taxes, utilities and service company costs, move directionally with increases and decreases in commodity prices and QR Energy cannot fully predict such future commodity prices or operating costs. Capital expenditures are based on current expectations as to the level of capital expenditures that will be justified based upon the other assumptions set forth below as well as expectations about other operating and economic factors not set forth below. The guidance set forth below does not constitute any form of guarantee, assurance or promise that the matters indicated will actually be achieved. Rather, the guidance simply sets forth QR Energy’s best estimate today for these matters. Estimates are based upon current expectations about the future and based upon both stated and unstated assumptions. Actual conditions and assumptions may change over the course of the year.

Based upon current estimates, QR Energy expects the following operating results for the first quarter and full year of 2014:

	1Q 2014	Full Year 2014
Average net daily production (Boed)	18,900 - 19,600	19,700 - 20,400
LOE and workover expenses (per Boe)	$21.00 - $23.00	$21.00 - $23.00
Estimated maintenance capital expenditures ($ millions)	$18	$72
Estimated total capital expenditures ($ millions)	$28 - $32	$100
Cash general and Administrative expenses ($ millions)	$9 - $10	$32 - $35

At-The-Market (“ATM”) Equity Program

On March 3, 2014, QR Energy established an at-the-market equity program under which QR Energy may sell, from time to time, common units with an aggregate offering price up to $100 million. QR Energy intends to use the net proceeds of this equity program for general corporate purposes, which may include, among other things, repayments of bank debt, future acquisitions, or capital spending. The ATM equity program is designed to allow QR Energy to opportunistically access the equity capital markets without incurring the cost and timing delays of traditional equity financing methods.

Commodity Derivatives

As of March 3, 2014, the notional volumes and prices of QR Energy’s commodity derivative contracts were as follows:

	Crude Oil
Term	Index	Swaps Bbls/d	Average Price ($/Bbl)	Collars Bbls/d	Floor Price ($/Bbl)	Ceiling Price ($/Bbl)	WTS/WTI Basis Swaps Bbl/d	Avg. Discount to NYMEX-WTI ($/Bbl)
2014	WTI	6,715	$95.30	425	$90.00	$106.50	2,400	($2.10)
2014	LLS	3,000	$99.62	—	—	—	—	—
2015	WTI	7,356	$93.74	1,025	$90.00	$110.00	—	—
2016	WTI	6,293	$90.03	1,500	$80.00	$102.00	—	—
2017	WTI	5,547	$86.23	—	—	—	—	—

Note: “WTI” is West Texas Intermediate crude oil; “LLS” is Louisiana Light Sweet crude oil; “WTS” is West Texas Sour crude oil.

	Natural Gas
Term	Index	Swaps MMBtu/d	Average Price ($/MMBtu)	Collars MMBtu/d	Floor Price ($/MMBtu)	Ceiling Price ($/MMBtu)	Puts MMBtu/d	Average Price ($/MMBtu)	Basis Swaps MMBtu/d	Avg. Discount to NYMEX - HHub ($/MMBtu)
2014	Henry Hub	26,622	$6.18	4,966	$5.74	$7.51	—	—	17,066	($0.19)
2015	Henry Hub	7,191	$5.34	18,000	$5.00	$7.48	420	$4.00	14,400	($0.19)
2016	Henry Hub	11,350	$4.27	630	$4.00	$5.55	11,350	$4.00	—	—
2017	Henry Hub	10,445	$4.47	595	$4.00	$6.15	10,445	$4.00	—	—

Selected Operating Data

	Three months ended	Three months ended	Twelve months ended	Twelve months ended
	December 31, 2013	September 30, 2013	December 31, 2013	December 31, 2012
Production data:
Oil (MBbls)	1,046	992	3,823	3,106
Natural gas (MMcf)	2,721	2,977	11,497	13,475
NGLs (MBbls)	204	172	796	743

Total production (MBoe)	1,704	1,660	6,535	6,095
Production by area (Boed):
Permian Basin	5,651	6,063	5,962	6,539
Ark-La-Tex	7,526	6,503	6,799	5,260
Mid-Continent	1,274	1,352	1,384	1,473
Gulf Coast	3,989	4,045	3,677	3,316
Michigan	82	80	82	65

Average daily production (Boed)	18,522	18,043	17,904	16,653
Prices:
Average NYMEX:
Crude oil (per Bbl)	$97.56	$105.82	$98.01	$94.15
Natural gas (per Mcf)	$3.84	$3.55	$3.73	$2.83
Average realized including commodity derivatives:
Crude Oil (per Bbl)	$95.46	$99.18	$97.84	$99.58
Natural gas (per Mcf)	$6.29	$5.87	$6.01	$5.52
NGLs (per Bbl)	$40.50	$38.02	$36.96	$46.21
Average realized excluding commodity derivatives:
Crude oil (per Bbl)	$94.57	$106.44	$98.68	$95.52
Natural gas (per Mcf)	$3.59	$3.48	$3.57	$2.76
NGLs (per Bbl)	$40.50	$38.02	$36.96	$46.21

Please see the financial statements and related footnotes in QR Energy’s 10-K, as filed with the SEC.

Consolidated Statements of Operations

	Three months ended	Three months ended	Twelve months ended	Twelve months ended
	December 31, 2013	September 30, 2013	December 31, 2013	December 31, 2012
	(In thousands)
Revenues:
Oil sales	$98,919	$105,586	$377,246	$296,684
Natural gas sales	8,336	10,353	40,134	37,174
NGLs sales	8,262	6,539	29,421	34,331
Disposal, processing and other	3,789	3,529	8,828	3,809

Total Revenue	119,306	126,007	455,629	371,998

Operating Expenses:
Lease operating expenses	36,973	35,835	141,926	114,231
Production and other taxes	6,731	7,785	29,304	25,921
Processing and transportation	729	811	2,871	3,786

Total production expenses	44,433	44,431	174,101	143,938
Disposal and related expenses	3,772	2,825	6,597	—
Depreciation, depletion and amortization	29,688	28,018	115,184	105,796
Accretion of asset retirement obligations	2,045	1,921	7,456	5,648
General and administrative and other	10,503	11,204	41,901	42,275
Acquisition and transaction costs	432	435	1,487	4,000

Total operating expenses	90,873	88,834	346,726	301,657

Operating income	28,433	37,173	108,903	70,341
Other income (expense):
Gain (loss) on commodity derivative contracts, net	10,643	(45,377)	(1,217)	53,071
Interest expense, net	(12,053)	(14,624)	(48,000)	(43,133)
Other income, net	216	1,373	1,589	—

Total other income (expense), net	(1,194)	(58,628)	(47,628)	9,938

Income (loss) before income taxes	27,239	(21,455)	61,275	80,279
Income tax benefit (expense)	446	(42)	353	(528)
Net income (loss)	$27,685	$(21,497)	$61,628	$79,751

Less: Net income attributable to noncontrolling interest	$441	$222	$663	$—
Net income (loss) attributable to QR Energy, LP	$27,244	$(21,719)	$60,965	$79,751

Net income (loss) per common unit	$0.25	$(0.57)	$0.26	$0.19
Adjusted EBITDA	$71,955	$68,991	$265,323	$272,099
Distributable Cash Flow	$37,443	$34,952	$131,935	$152,476

Note: Please see the financial statements and related footnotes in QR Energy’s 10-K, as filed with the SEC. Adjusted EBITDA and Distributable Cash Flow are non-GAAP measures. Please see the definitions of these measures and the reconciliation to the most comparable measures calculated in accordance with GAAP in the “Non-GAAP Reconciliation” section of this press release.

Consolidated Balance Sheet

December 31, 2013
(In thousands)
ASSETS
Current assets:
Total current assets	$104,061
Noncurrent assets:
Total property and equipment, net	1,604,983
Derivative instruments	62,131
Other assets	44,752

Total noncurrent assets	1,711,866

Total assets	$1,815,927

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Total current liabilities	$94,588
Noncurrent liabilities:
Long-term debt	911,593
Derivative instruments	6,251
Asset retirement obligations	151,011
Other liabilities	12,911
Deferred taxes	2,114

Total noncurrent liabilities	1,083,880
Partners’ capital:
Total QR Energy, LP partners’ capital	628,910
Noncontrolling interest	8,549

Total liabilities and partners’ capital	$1,815,927

Note: Please see the financial statements and related footnotes in QR Energy’s 10-K, as filed with the SEC.

Non-GAAP Reconciliation

QR Energy defines Adjusted EBITDA as net income from which it adds or subtracts net interest expense (including gains and losses on interest rate derivative contracts), depreciation, depletion and amortization, accretion of asset retirement obligations, gains or losses due to effects of change in prices on natural gas imbalances, net gains or losses on commodity derivative contracts, net cash received or paid on the settlement of commodity derivative contracts, income tax expense or benefit, other income or expense, interest expense, impairments, non-cash general and administrative expense and acquisition and transaction costs, non-cash pension and postretirement expense or credit, and beginning with the third quarter 2013, noncontrolling interest amounts attributable to each of these items, which revert the calculation to the Adjusted EBITDA attributable to QR Energy. Prior period results have been revised to conform to the current presentation.

QR Energy defines Distributable Cash Flow as Adjusted EBITDA less cash interest expense (including cash received or paid on interest rate derivative contracts), distributions on its preferred units, payments to its general partner in respect of its management incentive fee and estimated maintenance capital expenditures, which is calculated based on our estimate of the capital required to maintain QR Energy’s current production for five years, on average. This estimate is made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of our maintenance capital expenditures, such as a major acquisition or the introduction of new governmental regulations that will impact our business.

QR Energy defines the Distribution Coverage Ratio for a given quarter as the ratio of Distributable Cash Flow per outstanding unit (including general partner units and Class B units and excluding preferred units) to the actual cash distribution payable per outstanding unit (including general partner units and Class B units and excluding preferred units). Holders of the preferred units may elect to convert the preferred units into common units at any time after October 3, 2013, or sooner upon QR Energy’s achievement of certain trading price criteria. Please see QR Energy’s 10-K for a more fulsome description of the terms of the preferred units.

Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio are used by management of QR Energy to provide additional information related to the performance of QR Energy’s business. Adjusted EBITDA provides information about the cash flow generated by our assets, without regard to financing methods or historical cost basis and the ability of our assets to generate sufficient cash to pay interest costs and support our indebtedness. Distributable Cash Flow and the Distribution Coverage Ratio provide information comparing cash flows generated by us to cash distributions we expect to pay to our unitholders and indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. In addition, Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio are quantitative standards used by external users of our financial statements such as investors, research analysts and others to assess QR Energy’s performance and liquidity without regard to capital structure. Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio are not presentations made in accordance with GAAP. Because Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio exclude some, but not all, items that affect net income and are defined differently by different companies in our industry, our definitions may not be comparable to similarly titled measures of other companies. Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio have important limitations as analytical tools, and you should not consider them in isolation, or as a substitute for net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

	Three months ended	Three months ended	Twelve months ended	Twelve months ended
	December 31, 2013	September 30, 2013	December 31, 2013	December 31, 2012
	(In thousands, except ratios)
Reconciliation of net income to Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio:
Net income	$27,685	$(21,497)	$61,628	$79,751
Plus:
Loss (gain) on commodity derivative contracts, net	(10,643)	45,377	1,217	(3,271)
Cash received (paid) to settle commodity derivative contracts, net	8,260	(85)	24,920
Loss (gain) on effect of change in prices on gas imbalances	1,438	(137)	862	1,341
Depletion, depreciation and amortization	29,688	28,018	115,184	105,796
Accretion of asset retirement obligations	2,045	1,921	7,456	5,648
Interest expense	12,053	14,624	48,000	43,133
Other income	(216)	(1,373)	(1,589)	—
Income tax expense	(446)	42	(353)	528
Non-cash general and administrative expense and acquisition and transaction costs	2,192	2,369	8,367	39,173
Noncontrolling interest	(101)	(268)	(369)	—

Adjusted EBITDA	$71,955	$68,991	$265,323	$272,099
Less:
Cash interest expense	(12,169)	(11,764)	(46,504)	(36,004)
Estimated maintenance capital expenditures (1)	(17,500)	(17,334)	(68,834)	(62,750)
Distributions to preferred unitholders	(3,500)	(3,500)	(14,000)	(14,000)
Management incentive fee	(1,343)	(1,441)	(4,050)	(6,869)

Distributable Cash Flow(2)	$37,443	$34,952	$131,935	$152,476
Distributions to unitholders (other than holders of preferred units)(3)	$31,846	$31,970	127,781	97,316
Distribution Coverage Ratio	1.2x	1.1x	1.0x	1.6x

(1)	Maintenance capital expenditures are those needed on average to maintain production over a five-year period.
(2)	Prior to any retained cash reserves established by QR Energy’s general partner’s board of directors.
(3)	Twelve month 2012 distributions exclude $4.2 million related to our first quarter distribution on units issued in April 2012 because units were issued to fund an acquisition for which QRE had no revenue in 1Q12. The inclusion of the first quarter distribution on the units issued in April would have resulted in a Distribution Coverage Ratio of 1.6x for the twelve months ended December 31, 2012.

Note: Please see the financial statements and related footnotes in QR Energy’s 10-K, as filed with the SEC.

Annual Report on Form 10-K

QR Energy’s financial statements and related footnotes will be available in the 10-K for the year ended December 31, 2013, which QR Energy will file with the SEC today. The 10-K will be available on QR Energy’s Investor Relations website at http://ir.qrenergylp.com or on the SEC website at www.sec.gov.

Webcast and Conference Call

QR Energy will host a webcast and conference call today at 9:00 a.m. central time to discuss these results.

Interested parties may join the webcast by visiting QR Energy’s Investor Relations website at http://ir.qrenergylp.com and clicking on the webcast link or the conference call by dialing (877) 861-4516 or (706) 679-6295 five minutes before the call begins and providing the conference ID 52759777.

The webcast will be available on QR Energy’s Investor Relations website at http://ir.qrenergylp.com for 14 days following the call and a telephonic replay will be available for 7 days following the call by dialing (855) 859-2056 or (404) 537-3406 and providing the conference ID 52759777.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of federal securities laws. QR Energy believes that its expectations and forecasts are based on reasonable assumptions; however, no assurance can be given that such expectations and forecasts will prove to be correct. A number of factors could cause actual results to differ materially from the expectations and forecasts, anticipated results or other forward-looking information expressed in this press release, including risks and uncertainties regarding future results, capital expenditures, liquidity and financial market conditions, sufficiency of cash from operations, adverse market conditions and governmental regulations. For a more complete list of these risk factors, please read QR Energy’s filings with the SEC, which are available on QR Energy’s Investor Relations website at http://ir.qrenergylp.com or on the SEC website at www.sec.gov.

About QR Energy, LP

QR Energy, LP is a publicly traded partnership engaged in the acquisition, production and development of onshore crude oil and natural gas properties in the United States. QR Energy is headquartered in Houston, Texas. For more information, visit QR Energy’s website at www.qrenergylp.com.

Investor Contacts:

Josh Wannarka

Director of Investor Relations

(713) 452-2990

Cedric W. Burgher

Chief Financial Officer

(713) 452-2200